Exhibit 10.1

November 12, 2020
Dear Tim:
As you know, on August 2, 2020, Marathon Petroleum Corporation (“MPC”) and 7-Eleven, Inc. (“7-Eleven”) entered into a purchase and sale agreement (the “Purchase Agreement”), pursuant to which 7-Eleven will acquire the Speedway business (the “Speedway Sale”). Because retention of key employees of Speedway is an essential consideration for us during this period and you are a valued Speedway employee, we have developed an employee protection program (the “Protection Program”) and are providing you with the opportunity to earn the retention bonus described in this letter (this “Retention Letter”). As used in this Retention Letter, “Speedway” refers to the legal entity operating the Speedway business (whether as a standalone business or a component of a larger business) currently and at any time after the date of consummation of the Speedway Sale (the “Closing Date”).
Retention Bonus. If you accept the terms and conditions of this Retention Letter, you will be eligible to receive a retention bonus of up to $1,750,000 (your “Bonus Opportunity”), with the actual amount (if any) of the retention bonus earned to be determined as set forth below based on your performance (such earned amount, the “Retention Bonus”). Entitlement to the Retention Bonus will also be subject to your continued employment with Speedway and its affiliates through the date that is six (6) months following the Closing Date (the “Payment Date”), except as set forth below. Any Retention Bonus will be less any applicable deductions and withholdings required by applicable law. The Retention Bonus will be paid to you in a lump sum cash payment as soon as reasonably practicable (and in no event later than thirty (30) days) following the Payment Date, except as provided below in the case of termination of your employment without Cause.
Performance Determination. The Chief Executive Officer of MPC shall, in his discretion and within five (5) days following the Closing Date, determine your performance in relation to all duties, tasks and responsibilities assigned to you as an MPC leader in the Speedway business to implement a successful transition of the business from August 2, 2020 to the Closing Date, based on the following performance levels: (i) meets expectations, or (ii) does not meet expectations.

(a)	If your determined performance “meets expectations”, your Retention Bonus will be 100% of your Bonus Opportunity.

(b)	If your determined performance “does not meet expectations”, your Retention Bonus will be 0% of your Bonus Opportunity, meaning that you will receive no Retention Bonus.
If, following the effective date of this Retention Letter and prior to the Payment Date, your employment is terminated by Speedway and its affiliates without Cause (as defined below), and such termination of employment occurs prior to the Closing Date, your Retention Bonus will be 100% of your Bonus Opportunity, will vest immediately and be paid to you on the first regularly scheduled payroll date on or following the 60th day following your date of termination, subject to your timely execution and the effectiveness of a general release of claims substantially in the form attached hereto as Exhibit A (which will be delivered to you by Speedway no later than five (5) days following your date of termination) and any revocation period applicable to such release must have expired no later than the 60th day following your date of termination. If, following the Closing Date and prior to the Payment Date, your employment is terminated by Speedway and its affiliates without Cause, the Retention Bonus will vest immediately (at the level of performance determined by the Chief Executive Officer of MPC within five (5) days following the Closing Date) and, if your determined performance was determined to be “meets expectations”, be paid to you on the first regularly scheduled payroll date on or following the 60th day following your date of termination, subject to your timely execution and the effectiveness of a general release of claims as described in the preceding sentence. If, however, at any time prior to the Payment Date, your employment with Speedway and its affiliates terminates for any other reason, you will not be entitled to payment of the Retention Bonus, which will be forfeited immediately upon your date of termination. In addition, if the Purchase Agreement is terminated without consummation of the Speedway Sale, this Retention Letter and your right to the Retention Bonus will automatically terminate and be of no further force or effect.
For purposes of this Retention Letter, “Cause” means (i) your continued failure to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you, (ii) the misconduct or gross negligence on your part that relates to the affairs of any of the acquired Speedway entities and/or any of their subsidiaries or affiliates, subject to notice from your employer to you and a reasonable opportunity to cure, to the extent curable, (iii) your conviction of, plea of guilty or nolo contendere to a felony, or a misdemeanor (which misdemeanor impairs your ability substantially to perform your duties), or (iv) a material breach by you of any restrictive covenants to which you may be bound or your material violation of any code of conduct or any other written material policy applicable to you, including, but not limited to, policies with respect to harassment, discrimination and retaliation, subject to notice from your employer to you and a reasonable opportunity to cure, to the extent curable.
The Retention Bonus will not count toward or be considered in determining payments or benefits due under any other plan, program, or agreement, including any applicable severance plan. You hereby acknowledge that, in connection with the Speedway Sale, you have no entitlement to severance, retention, change in control or other payments or benefits under any MPC benefit plan or program (other than any rights to vested benefits as of the Closing Date in accordance with the terms of the applicable plan).
Golden Parachute Excise Tax. If the Speedway Sale constitutes a change in ownership or control for purposes of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and you are a disqualified individual within the meaning of Section 280G of the Code (as determined prior to the Closing Date), then the provisions of Exhibit B will apply to you.
At-Will Employment. You acknowledge that your employment with Speedway is “at will,” and may be terminated by either you, Speedway, MPC (prior to the Closing Date) or 7-Eleven (on or after the Closing Date) at any time and for any reason.
Successors and Assigns. This Retention Letter will be binding upon any successor of Speedway, 7-Eleven or their respective businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise).
Section 409A. Notwithstanding anything herein to the contrary, this Retention Letter is intended to be interpreted and applied so that the payment of the benefits set forth herein will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any rules and regulations promulgated thereunder (collectively, “Section 409A”). Notwithstanding the foregoing, Speedway, MPC and 7-Eleven and their respective officers, directors, employees, agents, subsidiaries and affiliates make no guarantee that the terms of this Retention Letter as written, comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing will have any liability for the failure of the terms of this Retention Letter as written, to comply with, or be exempt from, the provisions of Section 409A.
Governing Law. This Retention Letter will be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to its conflict-of-law rules.
Other. Speedway has made the opportunity for an award under the Protection Program available to a select group of Speedway employees, so please keep confidential the fact that you have received this Retention Letter as well as its contents. Upon your signature below, this Retention Letter will become a binding agreement with regard to the subject matter hereof and may not be amended or modified except by an agreement in writing signed by you and Speedway.
We look forward to a very promising future with 7-Eleven. In order to be eligible to receive the Retention Bonus, please sign this Retention Letter and return it to and return it to me as soon as practicable, but no later than November 20, 2020.

Sincerely,

/s/ Philip E. Hall
Philip E. Hall
Sr. VP HR & Training

Accepted and Acknowledged:

/s/ Timothy T. Griffith
Name: Timothy T. Griffith

November 13, 2020
Date:

3

Exhibit A
GENERAL RELEASE OF CLAIMS
This General Release of Claims (the “Agreement”) is made by and between ________________________ (“Employee”) and Speedway LLC (the “Company”). Employee and the Company are parties to this Agreement and are collectively referred to herein as the “Parties.” This Agreement constitutes the release provided for under the Employee’s Retention Letter, dated as of __________________, 2020 (the “Retention Letter”). This Agreement is effective as of the Effective Date defined in Paragraph 10(f).
As used in this Agreement: (i) any reference to “Employee” shall include Employee, and in their capacities as such, Employee’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns; (ii) any reference to the “Company” shall mean the Company, and each of the Company’s subsidiaries and affiliates, including but not limited to the legal entity operating the Speedway business (whether as a standalone business or a component of a larger business), and all of their predecessors, successors and assigns, including without limitation, each of 7-Eleven, Inc. and Marathon Petroleum Corporation, and their respective affiliates; and (iii) any reference to “Paragraph” shall mean the numbered paragraph below in this Agreement with reference to the number set forth next to the “Paragraph” reference.
In consideration of the mutual promises, agreements and representations contained herein, the Parties agree as follows:
1.Company’s Obligations.
(a)Provided that Employee executes, returns and does not timely revoke this Agreement, in consideration of the releases and waivers set forth in Paragraphs 2 and 3, the Company shall pay and provide to Employee the Employee’s Retention Bonus under the Retention Letter.
(b)Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The amount of the payment provided herein shall not be reduced by any compensation earned by other employment or otherwise.
2.Release.
(a)In consideration of the compensation provided to Employee in Paragraph 1(a), and to the maximum extent permitted by law, Employee irrevocably and unconditionally releases and forever discharges the Company and each of its past or present parents, subsidiaries and affiliates, each of its past or present officers, directors, stockholders, employees and agents and their respective predecessors, successors and assigns, heirs, executors and administrators, each of the employee pension benefit plans and the employee welfare benefit plans of the Company, and each of the past or present trustees, fiduciaries, administrators, agents or employees of, or other persons or entities associated with, each such employee pension benefit plan and employee welfare benefit plan (collectively, the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Employee may have against one or more Released Parties, by reason of any matter, cause or thing whatsoever to and including the date on which Employee executes this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship and/or the termination of Employee’s employment relationship with the Company, and further including, but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, and including any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act,

the Employee Retirement Income Security Act of 1974, as amended (including, but not limited to, claims brought individually or on behalf of any employee benefit plan, and any lawsuits for damages brought in an individual capacity or on behalf of another person or entity), the Americans With Disabilities Act, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers’ Benefit Protection Act, Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and any other federal, state or local statutes or common law under which Employee may waive Employee’s rights, any claims of breach of contract, tort, negligence or defamation, and all claims for counsel fees and costs.
(b)In waiving and releasing any and all claims against the Released Parties, whether or not such claims are now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the Release will remain effective in all respects, despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts. Employee further understands and acknowledges that the payment set forth in Paragraph 1(a) constitutes the entire sum that Employee shall be entitled to receive from the Company pursuant to the Retention Letter.
(c)Notwithstanding anything in this Agreement to the contrary, Employee does not waive or release Employee’s claim or right to: (i) Employee’s existing right to receive any vested benefits under any employee pension benefit plan or any employee welfare benefit plan, but only to the extent applicable to benefits that cannot be forfeited or denied under ERISA or otherwise waived to the extent permitted by applicable law; (ii) Employee’s existing right to receive any monies under a compensation plan or program of the Company under which Employee is due a monetary amount as determined by the Company, including any entitlement to severance; (iii) any claims that, by law, may not be waived; (iv) any rights or claims that may arise after the date Employee executes this Agreement; (v) any claim or right to indemnification as a former officer or former employee of the Company, including D&O insurance coverage; (vi) rights to accrued but unpaid salary, paid time off, vacation or other compensation due through the date of termination of employment; (vii) any unreimbursed business expenses; and (viii) the obligations of the Company under the Retention Letter.
3.Specific Release of ADEA Claims. Employee has knowingly and voluntarily agreed, for the consideration set forth under Paragraph 1(a), to waive, among other things, any and all rights and claims Employee may have against the Company under the ADEA. Employee specifically acknowledges that the waiver of rights under ADEA is written in a manner that Employee understands, that the waiver specifically refers to claims arising under ADEA, that Employee has not waived any rights or claims under ADEA that arise after the date this Agreement is executed, and that Employee’s waiver of rights or claims under ADEA is in exchange for consideration in addition to anything of value that Employee is otherwise entitled to receive from the Company.
4.No Other Actions or Claims. Employee represents and warrants that: (a) Employee has not filed or initiated any legal or other proceedings against any of the Released Parties; (b) no such proceedings have been initiated against any of the Released Parties on Employee’s behalf; (c) Employee is the sole owner of the claims that are released in Paragraph 2; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) Employee has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement. Employee further agrees that, to the extent permitted by law, Employee shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by Employee in Paragraph 3, and will take all steps necessary to opt out of any such actions. In the event of any complaint, charge, proceeding or other claim (collectively, “Other Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by Employee in Paragraph 2, Employee waives and agrees not to accept any money or other personal relief on account of any such Other Claims for any actual or alleged personal injury or damages to Employee, including without limitation any reinstatement, back pay, front pay, costs, expenses, or attorneys’ fees incurred by or on behalf of Employee; provided that the foregoing shall not apply to any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934), and provided further, for avoidance of doubt, that nothing in this Agreement shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”), the Securities and Exchange Commission (the “SEC”), or any other government agency, or from participating in any EEOC, SEC, or other agency investigation or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations, in each case subject to Employee’s agreement above that Employee may not receive any relief from any of the Released Parties as a consequence of any such charge filed with the EEOC, the SEC, or other agency and/or any litigation arising out of such a charge.
5.Non-Solicitation. In further exchange for the compensation provided to Employee hereunder, which Employee acknowledges is sufficient, Employee agrees that for the twelve (12) month period following the termination of Employee’s employment with the Company (regardless of the reason for such termination), Employee shall not, without the prior written consent of the Company (which may be granted or withheld in the Company’s sole and absolute discretion), directly or indirectly, recruit or solicit for employment, or encourage the resignation or termination of, any officer, employee or individual independent contractor or consultant of the Released Parties, which individual as of such date, or at some time during the twelve (12) months preceding such date, is or was an officer, employee, contractor, or consultant of any of the Released Parties. Employee acknowledges and warrants that the restrictions set forth in this Paragraph 5 are fair and reasonable, and will not prevent Employee from earning a livelihood after leaving the Company’s employ. Further, Employee recognizes that these restrictions are appropriate based on the nature of the services Employee has rendered, the access to the Company’s non-public and proprietary confidential information and trade secrets that Employee enjoyed, and the risk of unfair competition that the Company will face absent such restrictions.
6.Controlling Law. This Agreement and all matters arising out of, or relating to, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state designated in such benefit plan or other employment-related agreement.
7.Jurisdiction and Court Venue. Any lawsuit, claim for injunctive relief or other legal or equitable action by or on behalf of Employee arising out of, or relating in any way to, any provision of this Agreement shall be brought and prosecuted by Employee or on Employee’s behalf in the United States District Court for the Northern District of Ohio, or if such court does not have jurisdiction or will not accept jurisdiction, in the district courts of Hancock County, Ohio, and the jurisdiction and venue of such court in any such proceeding shall be exclusive. Employee irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers. Employee waives her right to trial by jury in any action brought to construe or enforce this Agreement. Notwithstanding the foregoing, to the extent Employee is party to any agreement containing an arbitration clause, the terms of such arbitration clause shall not be modified or superseded by any conflicting terms in this Agreement, and shall continue to bind Employee.
8.Survival of Continuing Obligations. For the avoidance of doubt, nothing in this Agreement shall terminate or impair any post-employment continuing obligations that Employee owes to the Company contained in any other contract, agreement, or policy (including but not limited to any arbitration, confidentiality, cooperation, non-competition, work product, or other restrictive covenants), each of which shall survive the termination of Employee’s employment with the Company (regardless of the reason for such termination) in accordance with their terms.
9.Severability. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the Agreement’s remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
10.Amendment. The Parties agree that this Agreement may not be altered, amended or modified, in any respect, except by a writing duly executed by both Parties.
11.Entire Agreement. The Parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them, that this Agreement contains the entire agreement between the Parties with respect to the Retention Bonus, and that the terms of this Agreement are contractual and not recitals only.
12.ACKNOWLEDGEMENT. Employee acknowledges and agrees that:
(a)Employee was advised by the Company to consult with and obtain independent legal advice from an attorney of Employee’s own choice with respect to this Agreement;
(b)Employee freely, voluntarily and knowingly entered into this Agreement after due consideration;
(c)Employee had [21] [45] days to review and consider this Agreement;
(d)If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Agreement on or after the Employee’s date of termination of employment but before the [21] [45]-day consideration period provided for above has expired;
(e)Employee is signing this Agreement on or after Employee’s date of termination of employment;
(f)Employee has a right to revoke this Agreement by notifying [contact] of such revocation in writing within seven (7) days of Employee’s execution of this Agreement. Unless revoked, this Agreement will become effective on the eighth (8) day following its execution (the “Effective Date”);
(g)In exchange for Employee’s waivers, releases and commitments set forth herein, including Employee’s waiver and release of all claims arising under the ADEA, the Retention Bonus that Employee is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which Employee would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;
(h)No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Agreement;
(i)Employee represents and warrants that Employee has read the terms of this Agreement, that this Agreement is written in a manner such that Employee understands its provisions, and that the Company has not made any representations concerning the terms or effects of this agreement other than those contained herein; and
(j)Employee freely and voluntarily agrees to all the terms and conditions hereof, and signs the same as Employee’s own free act.

IN WITNESS WHEREOF, and intending to be legally bound, each of the Company and Employee has executed this Agreement on the date set forth below.

SPEEDWAY LLC

Name:
Title:
Date:

EMPLOYEE:

[Name]

Date:

Exhibit B
GOLDEN PARACHUTE EXCISE TAX

Anything in the Retention Letter to the contrary notwithstanding, in the event the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine to reduce any of the Payments paid or payable pursuant to the Retention Letter (the “Retention Letter Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).
If the Accounting Firm determines that aggregate Retention Letter Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, 7-Eleven or Speedway shall promptly give you notice to that effect. All determinations made by the Accounting Firm under this Exhibit B shall be binding upon you, 7-Eleven, and Speedway and shall be made in advance of the payment of any portion of the Retention Bonus. For purposes of reducing the Retention Letter Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Retention Letter (and no other Payments) shall be reduced and such reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Retention Bonus by the amount necessary so that no portion payable has a Parachute Value. All reasonable fees and expenses of the Accounting Firm shall be borne solely by MPC.
The following terms shall have the following meanings for purposes of this Exhibit B:

(i)
“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by MPC prior to the Closing Date for purposes of making the applicable determinations hereunder.

(ii)
“Parachute Value” of a Payment shall mean the present value as of the applicable date for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(iii)
“Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid, payable or provided pursuant to the Retention Letter or otherwise.

(iv)	“Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that you can receive without any Payments being subject to the excise tax under Section 4999 of the Code.

B-1